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NEWS RELEASE                                                      [TENNECO LOGO]

Contacts:     Jane Ostrander                  Leslie Hunziker
              Media Relations                 Investor Relations
              847 482-5607                    847 482-5042
              jostrander@tenneco.com          lhunziker@tenneco.com


              TENNECO ELECTS DENNIS J. LETHAM TO BOARD OF DIRECTORS

Lake Forest, Illinois, October 17, 2007 -- Tenneco (NYSE: TEN) announced today that Dennis J. Letham has been elected to the company's board of directors, effective immediately. Dennis Letham is executive vice president, finance and chief financial officer of Anixter International Inc., a $5.5 billion global distributor of communications products, wire & cable products, fasteners and other small components for original equipment manufacturers.

"We are pleased to add Dennis Letham to our board with his extensive financial background and global business experience," said Gregg Sherrill, chairman and CEO, Tenneco. "We look forward to his contributions as we accelerate our growth globally and capitalize on opportunities to enhance shareholder value."

Dennis Letham has more than 17 years experience as a chief financial officer and for the past 12 years, has overseen all of Anixter International's finance, accounting, tax and internal audit activities in the 49 countries in which the company operates.

Prior to assuming his role as chief financial officer in 1995, Mr. Letham served as executive vice president and chief financial officer of Anixter, Inc., the principal operating subsidiary of Anixter International Inc. He joined Anixter International in 1993. Previously, he had a ten-year career with National Intergroup Inc., where he held a number of senior financial management positions including senior vice president and chief financial officer.


Tenneco is a $4.7 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

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